Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. ANNOUNCES THE FILING OF ITS
2014 FORM 10-K, REPORTS 2014 DILUTED EPS OF $1.23 AND PROVIDES ADDITIONAL UPDATES

CARMEL, IN, May 29, 2015—ITT Educational Services, Inc. (NYSE:  ESI), a leading provider of technology-oriented postsecondary degree programs, announced that the audit of its 2014 financial statements has been completed, and that the company has filed its Annual Report on Form 10-K for its fiscal year ended December 31, 2014.

The company’s full financial statements and related disclosures are contained in the company’s 2014 Form 10-K, which readers of this press release should review in its entirety to gain a full perspective of the company’s results and financial position.  The company also provides select financial data in this press release, as follows:

Financial and Operating Data for the Twelve Months Ended December 31st, Unless Otherwise Indicated
(Dollars in millions, except per share data)
	2014	2013	Increase/ (Decrease)

Revenue	$961.8	$1,072.3	(10.3)%
Operating Income	$61.3	$61.2	0.1%
Operating Margin	6.4%	5.7%	70 basis points
Net Income (Loss)	$29.3	$(27.0)	N/A
Earnings (Loss) Per Share (diluted)	$1.23	$(1.15)	N/A
Bad Debt Expense as a Percentage of Revenue	6.6%	6.3%	30 basis points
Cash and Cash Equivalents as of December 31st	$135.9	$215.8	(37.0)%
Restricted Cash as of December 31st	$6.0	$5.6	7.2%
Collateral Deposits as of December 31st	$97.9	$8.6	1,035.3%
Private Education Loans, Less Allowance for Loan Losses	$90.9	$84.2	7.9%
Financing Agreement/Credit Agreement (current and long-term) as of December 31st (A)	$96.3	$50.0	92.7%

PEAKS Trust Senior Debt (current and long-term) as of December 31st (B)	$76.2	$229.2	(66.8)%

CUSO Obligation, (current and long-term) as of December 31st (C)	$121.0	$116.9	3.6%
Weighted Average Diluted Shares of Common Stock Outstanding	23,762,000	23,412,000
_______________
(A)
With respect to the company’s Financing Agreement as of December 31, 2014, the amount included $9.6 million classified as current, and $86.7 million classified as non-current.  With respect to the company’s Credit Agreement as of December 31, 2013, the full $50.0 million was classified as current.

(B)
With respect to the PEAKS Trust Senior Debt as of December 31, 2014, the amount included $37.5 million classified as current, and $38.7 million classified as non-current.  With respect to the PEAKS Trust Senior Debt as of December 31, 2013, the amount included $157.9 million classified as current, and $71.3 million classified as non-current.

(C)
As of December 31, 2014, this amount represented the CUSO secured borrowing obligation recorded on the company’s balance sheet, and as of December 31, 2013, this amount represented the contingent liability amount recorded on the company’s balance sheet related to the company’s guarantee obligations under the CUSO risk sharing agreement.  Beginning on September 30, 2014, the CUSO was consolidated in the company’s consolidated financial statements, resulting in the elimination of the contingent liability accrual related to the CUSO risk sharing agreement that the company had previously recorded, and resulting in the company instead recording the estimated amount of the CUSO’s obligations to its owners related to their participation interests in the private education loans made under the CUSO program.

The company reported that it believes, based on its 2014 fiscal year consolidated financial statements, that its institutions’ composite score was above 2.0 in 2014.  An institution’s composite score is a significant financial responsibility measurement of the U.S. Department of Education (the “ED”), and must be at least 1.5 for the institution to be deemed financially responsible by the ED without the need for further oversight.

The company also announced that in the aggregate, it derived approximately 80% of its revenue in 2014 and 82% of its revenue in 2013 from Title IV programs under the ED’s 90/10 Rule calculation.  In addition, based on the current status of its efforts to complete the 2014 compliance audits of its institutions’ administration of the Title IV programs in which they participate, the company believes that the 2014 compliance audits should be completed prior to the ED’s June 30, 2015 deadline.

The company further reported its 2015 internal estimates for:

•	new student enrollment in 2015 compared to 2014 in the range of a decrease of 10% to a decrease of 15%; and
•
earnings before interest, taxes, depreciation and amortization (“EBITDA”) in 2015 compared to 2014 in the range of $90 million to $110 million, which amounts include an estimated $20 million of legal and professional fees related to certain lawsuits, investigations and accounting matters.

The projected new student enrollment, EBITDA and EBITDA component amounts are subject to various risks and uncertainties, and do not guarantee actual results for the period indicated.  Factors, risks and uncertainties that could cause actual results to differ materially from those projected include those discussed in the documents that the company files with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any of the projections, whether as a result of new information, future developments or otherwise.

Projected EBITDA is an estimate of the company’s net income plus interest, taxes, depreciation and amortization for the twelve months ended December 31, 2015.  EBITDA is not a measurement under GAAP in the United States and may not be similar to EBITDA measures of other companies. Non-GAAP financial information should be considered in addition to, but not as a substitute for, information prepared in accordance with GAAP.  The company believes that EBITDA provides useful information to management and investors as an indicator of the company’s operating performance.  Projected EBITDA is only an estimate and contains forward-looking information.  The company has made a number of assumptions in preparing the projection, including assumptions as to the components of the projected EBITDA.  These assumptions may or may not prove to be correct.  In order to provide projections with respect to EBITDA, the company must estimate amounts for the GAAP measures that are components of the reconciliation of projected EBITDA.  By providing these estimates, the company is in no way indicating that it is providing projections on those GAAP components of the reconciliation.

Projected EBITDA can be reconciled to the company’s projected net income for the period indicated, as follows:

	PROJECTED
	For the Twelve Months Ending December 31, 2015
	Low End of Range	High End of Range
	(Dollars in thousands)
Net Income	$19,200	$31,200
Plus: Interest expense	40,000	38,000
Income taxes	12,800	20,800
Depreciation and amortization	18,000	20,000
EBITDA	$90,000	$110,000

The company also announced that it has entered into a consent agreement with its lenders under the company’s financing agreement, which consent extends to June 15, 2015, the deadline by which the company is required to deliver to the lenders the financial statements and related information for the company’s fiscal quarter ended March 31, 2015.  Based on the company’s current estimates, it believes that it may file its first quarter 2015 Form 10-Q with the Securities and Exchange Commission on or before June 15, 2015.  Due to the uncertainty around the timing of completion of the necessary reviews and analyses, however, the company cannot and does not provide any assurances that the filing will be completed in the estimated timeframe.

The company additionally disclosed that it has entered into a second amendment to the letter agreement with its Chief Executive Officer, Kevin M. Modany, to extend to August 31, 2015 the period during which he will remain in his current position.

Based on various assumptions, including the historical and projected performance and collection of the PEAKS Trust student loans, the company reported estimated payments under the PEAKS guarantee of approximately:

•	$29.8 million in 2015;
•	$4.3 million in 2016; and
•	$15.3 million in 2020.

Based on various assumptions, including the historical and projected performance and collections of the CUSO student loans, the company reported estimates for the regular payments and discharge payments to the CUSO under the CUSO risk sharing agreement (the “CUSO RSA”) and for the amount of recoveries from charged-off loans that the company expects to be paid to it by the CUSO (or that the company may utilize to offset a portion of the amounts of regular payments or discharge payments owed by the company) of approximately:

Year	Estimated Regular Payments(1)	Estimated Discharge Payments(2)	Estimated Total Payments	Estimated Recoveries
	(Dollar amounts in thousands)
2015	$11,723	$2,709(3)	$14,432	$(1,393)
2016	15,895	0	15,895	(1,479)
2017	17,615	0	17,615	(1,545)
2018 and later	0	78,747	78,747	(1,580)
	$45,233	$81,456	$126,689	$(5,997)
_________________________

(1)	Regular payments constitute the company’s obligation under the CUSO RSA to make monthly payments due and unpaid on the CUSO student loans that have been charged off above a certain percentage.
(2)
Discharge payments constitute the payments that the company may elect to make under the CUSO RSA by accelerating the timing of certain guarantee payments under the CUSO RSA that the company would otherwise be required to make at a later date, in order to discharge its guarantee obligations under the CUSO RSA related to certain CUSO student loans that default.

(3)	Represents the discharge payment of $2.7 million that the company made on March 19, 2015 pursuant to the terms of the Fifth Amendment to the CUSO RSA.

The company reported that the vast majority of the $78.7 million of estimated payments projected to be paid after 2017 will be made in 2018.  The estimated future payment amounts and timing related to the CUSO RSA assume, among other factors, that the company does not make any discharge payments in 2015, 2016 or 2017 (other than the discharge payment made in March 2015 pursuant to the terms of the Fifth Amendment to CUSO RSA) and does make discharge payments to the fullest extent possible in 2018 and later years.  If the company does not make the discharge payments as assumed in 2018 and later years, the company estimates that it would make approximately $100.3 million of regular payments in 2018 through approximately 2026.  Of this amount, approximately $18.6 million to $20.0 million would be paid annually in each of 2018 through 2021, and approximately $22.7 million in the aggregate, would be paid in 2022 through 2026.

ITT Educational Services, Inc. will conduct a conference call with financial analysts to discuss its 2014 financial results and other matters on Tuesday, June 2, 2015 at 11:00 am (ET).  The public is invited to listen to a live webcast of the conference call.  The webcast may be accessed by following the “Live Webcast” directions on ITT/ESI’s website at www.ittesi.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the impact of the company’s late filings with the SEC, including the 2014 Form 10-K and the first quarter 2015 Form 10-Q; the impact of adverse actions by the ED related to the action by the U.S. Securities and Exchange Commission against the company, the company’s failure to submit its 2013 audited financial statements and 2013 compliance audits with the ED by the due date, and any failure to submit its 2014 audited financial statements and 2014 compliance audits to the ED by the due date; the impact of the consolidation of variable interest entities on the company and the regulations, requirements and obligations that it is subject to; the inability to obtain any required amendments or waivers of noncompliance with covenants under the company’s financing agreement; actions by the New York Stock Exchange to delist the company’s common stock; the company’s inability to remediate material weaknesses, or the discovery of additional material weaknesses, in the company’s internal control over financial reporting; issues related to the restatement of the company’s financial statements for the first three quarters of 2013; the company’s exposure under its guarantees related to private student loan programs; the outcome of litigation, investigations and claims against the company; the effects of the cross-default provisions in the company’s financing agreement; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; business conditions in the postsecondary education industry and in the general economy; the company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company's ability to implement its growth strategies; the company’s ability to retain or attract qualified employees to execute its business and growth strategies; the company's failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company's existing program offerings and new curricula; the company’s ability to repay moneys it has borrowed; the company's ability to collect internally funded financing from its students; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:                                                                                                     WEB SITE:
Nicole Elam, Vice President                                                                           www.ittesi.com
(317) 706-9200